Exhibit 99

For Immediate Release	Contact Information
Monday, October 31, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Updates Maverick Basin Operations, Oil Production Increases; New Acreage Block Acquired

SAN ANTONIO -- Oct. 31, 2005 -- The Exploration Company (Nasdaq:TXCO) today provided an operations update on its Texas operations. Operating highlights include:
s Sharply higher oil sales year-over-year and quarter-over-quarter. s Some 46 wells drilled through mid October. s Three rigs currently working TXCO projects. s Acquisition of new Marfa Basin acreage.

     Through mid October, TXCO had spudded or re-entered 46 wells this year in the Maverick Basin of Southwest Texas, including 13 wells begun in the quarter ended Sept. 30. Thirteen of the 46 wells drilled in 2005 were assigned to EnCana Oil & Gas (USA) Inc., effective Sept. 1 as part of TXCO's $80 million asset sale announced in September. Of the remaining 33 wells, 22 have been placed on production while eight wells are in process of or awaiting completion. Three are drilling currently. The Company's revised capital expenditure (CAPEX) program calls for TXCO to participate in 50-plus wells by year-end 2005.

     Third-quarter 2005 net daily sales were 1,200 barrels of oil per day (BOPD) and 5.4 million cubic feet of natural gas per day (MMcfd), a combined rate of 12.6 million cubic feet equivalent per day (MMcfed). This marked a 3.8 percent decrease from second-quarter 2005 sales averaging 887 BOPD and 7.8 MMcfd, a combined 13.1 MMcfed. The decrease reflects the impact of the sale of approximately 20 percent of the Company's current production to EnCana.

TXCO Cumulative Sales Volumes*
	3Q 2005	3Q 2004	%Change	9 Mos. 2005	9 Mos. 2004	% Change
Natural gas/Mcf	498,842	806,895	-38.2%	1,902,342	2,228,471	-14.6%
Oil/Bbls	110,418	81,602	+35.3%	265,971	228,751	+16.3%

Natural Gas Equivalent/Mcfe	1,161,350	1,296,507	-10.4%	3,498,168	3,600,977	-2.9%
Barrels Oil Equivalent/BOE	193,558	216,085	-10.4%	583,028	600,163	-2.9%
* Unaudited

     "We continue to enjoy great success with our Glen Rose porosity play, reflected in sharply higher oil sales in the third quarter," said President and CEO James E. Sigmon. "We expect oil sales from the porosity zone to continue to rise in the fourth quarter as we complete additional wells and place them on production. In addition to strong flows from these wells, we have increased our working interest in this play following the closing of our asset sale to EnCana at the end of the third quarter. Going forward, these wells will have a greater impact on TXCO's financial results.

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     "TXCO has sufficient capital to fund our drilling program for the remainder of the year. With the EnCana transaction proceeds, coupled with our strong cash flows from operations, we expect to enter 2006 in a strong position to accelerate our exploration and development efforts on existing and new opportunities," Sigmon added.

Current drilling and operating highlights include:

Glen Rose

     Through mid October, TXCO had started 17 Glen Rose wells this year, comprised of 14 new porosity wells and one porosity re-entry, plus two Glen Rose reef wells. Ten of the porosity wells have been placed on production, three are drilling and two are in completion. One reef well is in completion while the second was re-completed to the Georgetown and placed on production. Seven new porosity wells went on production in the third quarter. The Glen Rose represents the largest portion of the Company's revised 2005 CAPEX budget.

     Total third-quarter Glen Rose oil and gas sales were 854 BOPD and 3.6 MMcfd, compared to 360 BOPD and 4.2 MMcfd in the second quarter, up 37 percent on an equivalent-unit basis. Oil production from the Glen Rose porosity formation in the third quarter more than tripled from the second quarter.

     In early October, the Cage 4-25D (100 percent working interest) tested at a calculated rate as high as 1,027 BOPD and no water on a 14/64-inch choke with 640 pounds per square inch flowing tubing pressure. TXCO placed the well on production and in late October it was flowing approximately 200 BOPD and 140 barrels of water per day. Separately, the Cage 1-37 (100% WI) tested at rates as high as 660 BOPD and no water and was placed on production in October, averaging 469 BOPD. The Cage 1-38 (50% WI) tested at rates as high as 540 BOPD and no water. It was placed on production in September and in late October was flowing approximately 140 BOPD and no water.

Other Plays

     TXCO continues drilling to test and develop other Maverick Basin plays in its effort to prove up the basin's large oil and gas resource. In the third quarter, the Company drilled one Pena Creek San Miguel oil well, now in completion, bringing to six the number of Pena Creek San Miguel wells drilled this year. Third-quarter San Miguel oil and gas sales were 158 BOPD and 11 thousand cubic feet per day (Mcfd), down from 241 BOPD and 11 Mcfd in the second quarter due to use of lease oil for fracture treatment of several wells and weather-related delays. TXCO expects a significant increase in fourth-quarter San Miguel production.

     TXCO has three wells awaiting completion that target other Maverick Basin zones. Two wells are testing a separate, lower San Miguel zone with tar and heavy oil in place, while the third well, the first joint TXCO/EnCana well in the Maverick Basin, targets the James Lime gas play.

     Separately, the Company has acquired a 100 percent working interest in oil and gas leases covering approximately 134,000 gross acres in the Marfa Basin of Presidio and Brewster counties in West Texas. The acreage block is located approximately 250 miles northwest of TXCO's Maverick Basin lease block and is prospective for the Barnett Shale, Woodford Shale and other plays. Terms were not disclosed.

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Earnings Announcement
The Company currently expects to announce its third-quarter 2005 earnings on or before Nov. 8, 2005.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended June 30, 2005. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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